Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Bank of Granite Corporation
We consent to the incorporation by reference in the Form S-8 registration statements Nos. 333-143946, 333-29157, 333-61640, 333-102383, and 333-108032 of Bank of Granite Corporation of our report dated March 31, 2011 with respect to the consolidated financial statements of Bank of Granite Corporation and subsidiaries, which report appears in the December 31, 2010 annual report on Form 10-K of Bank of Granite Corporation. Our report contains an explanatory paragraph discussing substantial doubt about the Company’s ability to continue as a going concern.

/s/ Dixon Hughes PLLC
Dixon Hughes PLLC
Charlotte, North Carolina
March 31, 2011